Exhibit 99.1

Hewitt NEWS & Information

Hewitt Associates, Inc.

100 Half Day Road

Lincolnshire, IL 60069

Tel (847) 295-5000

Fax (847) 295-7634

www.hewitt.com

Argentina

Australia

Austria

Belgium

Brazil

Canada

Chile

China

Czech Republic

Dominican Republic

France

Germany

Hong Kong SAR

Hungary

India

Indonesia

Ireland

Italy

Japan

Korea

Malaysia

Mexico

Netherlands

New Zealand

Philippines

Poland

Portugal

Puerto Rico

Singapore

Slovenia

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

For Immediate Release

November 6, 2003

Contact:

Investor Relations: Jennifer Rice (847) 295-5000, investor.relations@hewitt.com

Media Relations: Kelly Zitlow (847) 442-7662, kelly.zitlow@hewitt.com

Hewitt Associates Reports Fourth Quarter and Fiscal 2003 Results

LINCOLNSHIRE, Ill. — Hewitt Associates, Inc. (NYSE: HEW), a global human resources outsourcing and consulting firm, today reported results for its fourth quarter and fiscal year ended Sept. 30, 2003.

Net revenues (revenues before reimbursements) increased 15% in fiscal 2003, to $1.98 billion, compared to $1.72 billion in fiscal 2002. Net revenues for the fourth quarter increased 12% to $528.4 million, compared to $473.3 million in the comparable prior-year quarter. Excluding the effects of acquisitions and favorable foreign currency translations, total company revenues for the fiscal year and fourth quarter increased 5% and 4%, respectively.

“We performed well in fiscal 2003, given market conditions, but not as well as we aspire to perform. While fiscal 2003 marked our 42nd consecutive year of revenue growth, it was only the fourth year of single-digit organic growth,” said Dale L. Gifford, chairman and chief executive officer. “We continue to feel confident about our longer-term growth opportunities as we have significant market opportunity and believe that we are well positioned to capitalize on that opportunity. We intend to do so by continuing to execute on our core long-term strategies: serving our current clients exceptionally well, developing relationships with new clients, and evolving and expanding our offerings to serve our clients’ growing human resource needs,” added Gifford.

Reported Earnings

Reported net income for fiscal 2003 was $94.3 million, or $0.97 per diluted share, which included a $39.0 million pre-tax charge for the fiscal 2002 Initial Public Offering (IPO)-related grant of restricted stock to employees. For the fiscal 2003 fourth quarter, reported net income was $29.6 million, or $0.31 per diluted share, which included a $3.8 million pre-tax charge for the IPO-related grant of restricted stock awards. For fiscal 2002, reported net income was $190.4 million, and included $44.5 million of non-recurring expenses on an after-tax basis, which were incurred in June 2002, and related to the Company’s conversion to a corporate form. Because the Company operated as a private partnership through May 2002, fiscal 2002 results do not include owner compensation expenses or corporate income taxes prior to May 31, 2002. Earnings per share for fiscal 2002 represent earnings and shares outstanding from June through September, the time period the Company was a corporation. Fiscal 2002 diluted earnings per share was a loss of $0.27 due to the inclusion of the non-recurring charges in June 2002 related to the

Company’s conversion to a corporate form. In the fourth quarter of fiscal 2002, reported net income was $14.5 million, or $0.15 per diluted share, and included a $26.4 million pre-tax charge for the IPO-related grant of restricted stock to employees.

Pro forma net income for fiscal 2002 was $68 million, or $0.71 per diluted share. These pro forma results assume that the Company’s incorporation, acquisition of Bacon & Woodrow, and IPO occurred at the beginning of fiscal 2002, and exclude all related non-recurring items.

Core Earnings

The Company presents core earnings, a non-GAAP financial measure, to provide current annual and quarterly information on a basis that: 1) includes estimated owner compensation expense in fiscal 2002 for periods prior to becoming a corporation (approximately $108.1 million) and corporate income taxes of $69.3 million for the full fiscal 2002 year; 2) excludes $44.5 million in fiscal 2002 of non-recurring expenses on a tax-adjusted basis related to the Company’s conversion to a corporate structure; 3) includes the results of Bacon & Woodrow from the date of the acquisition, June 5, 2002, forward; 4) excludes pre-tax charges of $39.0 million and $27.5 million for the 2003 and 2002 fiscal years, respectively, related to the amortization of the one-time, IPO-related grant of restricted stock to employees; and 5) includes the shares issued in the one-time, IPO-related grant as if they had been outstanding from the beginning of fiscal 2002.

Core earnings for fiscal 2003 increased 18% to $117.8 million, or $1.19 per diluted share, from $99.7 million, or $1.20 per diluted share, in fiscal 2002. Earnings on a per share basis in fiscal 2003 were less than the prior year due to a greater number of shares outstanding in fiscal 2003. For the fiscal 2003 fourth quarter, core earnings were $32.4 million, or $0.33 per diluted share, versus $30.9 million, or $0.31 per diluted share, in the fiscal 2002 fourth quarter. Fourth quarter core earnings exclude pre-tax charges of $3.8 million and $26.4 million in the 2003 and 2002 fourth quarters, respectively, related to the one-time, IPO-related grant of restricted stock to employees.

“Core earnings growth was in-line with our July forecast of growth for the year,” said Gifford. “The earnings growth was primarily the result of the acquisition of Bacon & Woodrow and our continuing efforts to manage compensation expenses and staffing levels.”

Fiscal Year 2003 Highlights

•	Net revenues for fiscal 2003 were $1.98 billion, an increase of more than 15% over the prior year. Growth was driven by increased Outsourcing revenues and, in part, by acquisitions.

•	Representing close to two-thirds of total Company revenues, Outsourcing segment revenues increased 12% to $1.25 billion. Growth primarily was driven by the addition of services for existing clients and new benefits outsourcing clients, acquisitions, and the addition of the workforce management service offering.

•	Net revenues in the Company’s Consulting segment increased 22% to $734.4 million, driven by the June 2002 acquisition of Bacon & Woodrow. Excluding acquisitions and the effects of foreign currency translations, fiscal 2003 Consulting revenues were even with the prior year level.

•	On Dec. 11, 2002, the Company created an alliance with National City Corporation to provide defined contribution administration services for 130,000 of its customers’ participants.

•	On June 5, 2003, the Company expanded its HR outsourcing capabilities to include payroll services, with the acquisition of Cyborg Worldwide, Inc., the Chicago-based parent of Cyborg Systems, Inc. (Cyborg), a global provider of HR management software and payroll services.

•	On June 17, 2003, the Company acquired Northern Trust Retirement Consulting (NTRC), the retirement consulting and administration business of Northern Trust Corporation.

•	On Aug. 7, 2003, the Company completed a secondary offering of 11.3 million shares, on behalf of current and former employees.

Business Segment Results

Outsourcing

Outsourcing net revenues increased 12% in fiscal 2003, to $1.25 billion, from $1.12 billion in fiscal 2002. For the fourth quarter, Outsourcing net revenues increased 18% to $339.0 million, from $287.2 million in the prior-year quarter. Excluding the NTRC and Cyborg transactions, fiscal year and fourth quarter 2003 Outsourcing revenues increased 9% and 10%, respectively. The growth was driven primarily by the addition of benefits outsourcing services for existing clients and new clients, by the NTRC and Cyborg transactions, as well as by increased revenue from the Company’s newer workforce management service offering.

As of Sept. 30, 2003, the Company was serving 17.2 million end-user benefits participants, including 1.7 million participants from the NTRC transaction, an increase of 26% over the prior year. Total benefits participants were comprised of 6.1 million health and welfare participants, 5.4 million defined benefit participants, and 5.7 million defined contribution participants.

Outsourcing segment income (which excludes shared services costs not allocated to segments) was $245.9 million in fiscal 2003, compared to $272.7 million in fiscal 2002. Including estimated additional owner compensation expense of $22.3 million in the prior year, Outsourcing segment income would have been $250.4 million in fiscal 2002. As such, on a comparable basis, Outsourcing segment margin declined from 22.4% to 19.7% in the current year. Outsourcing segment income for the fourth quarter was $64.3 million, compared to $71.6 million in the prior-year quarter. Therefore, Outsourcing segment margin declined from 24.9% to 19.0% in the current-year quarter. The decline in margin for the year was the result of the effects of continued investments made in the Company’s workforce management service offering, as well as the effects of Cyborg and NTRC in the last four months of the year.

Consulting

Consulting net revenues increased 22% in fiscal 2003, to $734.4 million, from $600.7 million in fiscal 2002. For the fourth quarter, Consulting net revenues increased 2% to $189.3 million, from $186.1 million in the prior-year quarter. Excluding the impact of acquisitions and favorable foreign currency translations, Consulting revenue growth was flat for the fiscal 2003 year, and down 3% for the fourth quarter. Increases in retirement and health benefit plan consulting were offset by decreased demand for more discretionary consulting services due to the continued effect of the soft economy.

Consulting segment income (which excludes shared services costs not allocated to segments) was $136.4 million in fiscal 2003, compared to $161.8 million in the prior year. Including estimated additional owner compensation expense of $56.8 million in the prior year, segment income would have been $104.9 million for fiscal 2002. As such, on a comparable basis, Consulting segment margin increased from 17.5% to 18.6% in the current year. The increase was primarily due to higher margins in the European region as a result of the acquisition of Bacon & Woodrow. Consulting segment income for the fourth quarter was $33.8 million, compared to $27.2 million in the prior-year quarter. Therefore, Consulting segment margin increased from 14.6% to 17.8% in the current-year quarter. The increase in segment margin primarily was due to steps taken earlier in fiscal 2003 to better align costs with revenues and estimated demand.

Unallocated Shared Services Costs

Unallocated shared services costs were $165.3 million in fiscal 2003, compared to $140.5 million in the prior year. Including estimated additional owner compensation expense of $29.0 million in the prior year, unallocated shared services costs would have been $169.4 million in fiscal 2002. As such, on a comparable basis, unallocated shared services costs as a percentage of net revenues decreased from 9.9% to 8.3% in fiscal 2003. For the fourth quarter, unallocated shared services costs were $38.5 million, compared to $44.1 million in the prior-year quarter. Unallocated shared services costs as a percentage of net revenues decreased from 9.3% to 7.3% in the current year quarter. The decrease in costs was primarily a result of lower operating expenses.

Operating Margin

Reported total Company operating income for fiscal 2003 was $178.0 million, and included $39.0 million of pre-tax expenses related to the one-time, IPO-related grant of restricted stock to employees. Total Company operating income in the prior year was $240.3 million, and included $26.1 million of non-recurring pre-tax expenses related to the Company’s conversion to a corporate form and $27.5 million of pre-tax expenses related to the one-time, IPO-related grant of restricted stock to employees, but did not include $108.1 million of estimated pre-tax owner compensation expenses when the Company operated as a partnership. Adjusting for these factors, on a comparable basis, total Company operating income was $217.0 million and $185.9 million in fiscal 2003 and 2002, respectively, an increase of 17%. As such, on a comparable basis, total Company operating margin increased from 10.8% to 11.0% in fiscal 2003. Improved Consulting margins and lower shared service costs were offset by the investments in Outsourcing for the workforce management service offering and acquisitions.

For the fourth quarter of fiscal 2003, reported total Company operating income was $55.8 million, and included $3.8 million of pre-tax expenses related to the one-time, IPO-related grant of restricted stock to employees. Reported total Company operating income for the prior-year quarter was $28.3 million, and included $26.4 million of pre-tax expenses related to the one-time, IPO-related grant of restricted stock to employees. Adjusting for this factor, on a comparable basis, total Company operating income for the fourth quarter was $59.6 million and $54.7 million in fiscal 2003 and 2002, respectively, an increase of 9% year over year. Total Company operating margin, however, decreased from 11.6% to 11.3% in the fourth quarter of 2003. This decrease was primarily a result of investments made in the workforce management service offering.

Business Outlook

For fiscal 2004, the Company expects total Company net revenue growth of 8%-11%, including the effects of acquisitions, or 4%-7% excluding acquisitions. The revenue growth forecast is comprised of approximately 10%-12% growth in Outsourcing and 4%-8% growth in Consulting. All in, the Company continues to expect core earnings per share in fiscal 2004 in the low $1.30’s. For the first quarter of fiscal 2004, the Company expects net revenue growth of 9%-11% and core earnings of about $28- $30 million.

Conference Call

At 7:30 a.m. (CT) today, management will host a conference call with investors to discuss fourth quarter and fiscal year end results, as well as the Company’s outlook for fiscal 2004. The live presentation is accessible through the Investor Relations section of Hewitt’s Web site at www.hewitt.com. The Web cast will be archived on the site for approximately one month. During the call, management will discuss “core earnings,” a non-GAAP financial measure. A full reconciliation of core earnings to GAAP earnings is included in this press release. The release will be posted to the Investor Relations section of www.hewitt.com.

Hewitt Associates (www.hewitt.com) is a global human resources outsourcing and consulting firm. It provides services from offices in 38 countries.

This release contains “forward-looking statements” based on management’s expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ from those expressed. The Company’s results may differ materially from those suggested by the forward-looking statements for a variety of reasons, including changes in the competitive environment; changes in economic conditions; changes in laws and regulation (including changes in government interpretations of regulations and changes in accounting standards); material changes in technology; customer and consumer demand, including customer and consumer response to services provided; changes in client relationships; our transition to a corporate structure or our ability to integrate acquired operations; and foreign economic conditions, including currency rate fluctuations, and legal and tax risks. These factors are more fully described in the Company’s most recent Amendment No. 2 on Form S-3 to Form S-1 registration statement filed with the Securities and Exchange Commission. Hewitt Associates disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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HEWITT ASSOCIATES, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS (1)(2)

(Unaudited)

(Dollars in thousands except for share and per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2003	2002	2003	2002(3)
Revenues:
Revenue before reimbursements (net revenues)	$528,394	$473,337	$1,981,656	$1,716,197
Reimbursements	9,242	11,903	49,637	33,882

Total revenues	537,636	485,240	2,031,293	1,750,079

Operating expenses:
Compensation and related expenses, excluding initial public offering restricted stock awards (1)	327,307	301,470	1,269,065	1,014,529
Initial public offering restricted stock awards	3,817	26,420	39,010	27,525
Reimbursable expenses	9,242	11,903	49,637	33,882
Other operating expenses	110,987	97,370	396,009	357,789
Selling, general and administrative expenses	30,522	19,772	99,591	76,034

Total operating expenses	481,875	456,935	1,853,312	1,509,759

Operating income (1)	55,761	28,305	177,981	240,320

Other expenses, net:
Interest expense	(4,961)	(6,249)	(20,014)	(16,098)
Interest income	868	832	2,638	2,291
Other income (expense), net	(546)	29	36	(3,087)

Total other expenses, net	(4,639)	(5,388)	(17,340)	(16,894)

Income before income taxes	51,122	22,917	160,641	223,426
Provision for income taxes (1)	21,553	8,413	66,364	33,053

Net income	$29,569	$14,504	$94,277	$190,373

Earnings per share (3):
Basic	$0.31	$0.16	$0.99	$(0.27)
Diluted	$0.31	$0.15	$0.97	$(0.27)

Weighted average shares (3):
Basic	95,769,474	89,538,495	94,783,223	85,301,042
Diluted	96,856,733	95,092,203	96,832,723	85,301,042

(1)	Prior to June 1, 2002, owners who worked in the business were compensated through distributions of income. In connection with the Company’s transition to a corporate structure on May 31, 2002, owners who worked in the business became employees and the Company began to record their salaries, benefits, and variable compensation in compensation and related expenses, and the Company became subject to corporate income taxes. As such, owner compensation and corporate income taxes are only included in the Company’s results from the date of the transition to a corporate structure on May 31, 2002.
(2)	The Company acquired the actuarial and benefits consulting business of Bacon & Woodrow on June 5, 2002. Bacon & Woodrow results are included in the Company’s results from the acquisition date of June 5, 2002.
(3)	Loss per share for fiscal 2002 is calculated based on earnings during the four month period from May 31, 2002, the date on which the Company’s transition to a corporate structure was completed, through Sept. 30, 2002. Similarly, common stock is weighted from May 31, 2002, and not from the beginning of fiscal 2002.

HEWITT ASSOCIATES, INC.

PRO FORMA EARNINGS AND PRO FORMA EARNINGS PER SHARE

(Unaudited)

(Dollars in millions except for share and per share amounts)

Pro Forma Earnings and Pro Forma Earnings Per Share

The following pro forma earnings and pro forma earnings per share (EPS) give effect to the Company’s transition to a corporate structure, the acquisition of Bacon & Woodrow, and the Company’s initial public offering as if they occurred as of October 1, 2001, and exclude related non-recurring adjustments to allow for comparability. For the fiscal year ended Sept. 30, 2002, the Company’s pro forma earnings and pro forma EPS would have been:

Pro Forma Earnings and Pro Forma Earnings Per Share	Twelve Months Ended September 30, 2002
Net income as reported	$ 190
Add Bacon & Woodrow historical results prior to the acquisition date	15
Less incorporation and acquisition-related adjustments (1)	(116)
Adjustments for the offering (2)	(21)

Pro forma net income	$ 68

Pro forma earnings per share:
Basic	$ 0.73
Diluted	$ 0.71

Pro forma shares outstanding:
Basic	93,250,167
Diluted	96,330,933

(1)	Acquisition and incorporation adjustments for the year ended Sept. 30, 2002 include the following one-time items that are excluded for pro forma purposes: an $8 million compensation expense for vacation liability arising from the Company’s former owners becoming employees of the Company; an $18 million compensation expense resulting from the requirement to recognize the extent to which certain owners’ stock allocation was greater than their proportional share of the capital accounts, without offset for the extent to which certain owners’ stock allocation is less than their proportional share of the capital accounts; a $22 million non-recurring income tax expense resulting from a tax benefit arising from the mandatory change in our tax accounting method and the establishment of deferred tax assets and liabilities; a $6 million expense related to the former Bacon & Woodrow partners’ purchase of indemnity insurance prior to the acquisition; $2 million of acquisition-related professional service expenses incurred by Bacon & Woodrow; $4 million of losses incurred on a foreign currency purchase option related to the acquisition; and a $1 million compensation expense reflecting our assumption of annuity liabilities in connection with the Bacon & Woodrow acquisition. Other adjustments include expenses that the Company would have incurred had it been a corporation for the entire period presented: $120 million of owner compensation expense for both the Company’s owners and Bacon & Woodrow partners; $54 million of additional income tax expense had the Company been a taxable entity for the entire period; $2 million of amortization of intangible assets created as part of the acquisition of Bacon & Woodrow; and $1 million of interest expense on borrowings to fund distributions of accumulated earnings to Bacon & Woodrow’s partners.
(2)	Offering adjustments include compensation expense of $35 million for the year ended Sept. 30, 2002, reflecting the amortization of the one-time grant of initial public offering restricted stock awards, and the related income tax benefit of $14 million.

HEWITT ASSOCIATES, INC.

CORE EARNINGS AND CORE EARNINGS PER SHARE

(Unaudited)

(Dollars in thousands except for share and per share amounts)

Core Earnings and Core Earnings Per Share — a non-GAAP financial measure

The Company reported net income of $30 million and $94 million, and diluted earnings per share of $0.31 and $0.97 per share for the three and twelve months ended September 30, 2003, respectively, in accordance with accounting principles generally accepted in the United States of America. In assessing operating performance, the Company also reviews its results once all non-recurring or offering related adjustments made in connection with the Company’s transition to a corporate structure, and the initial public offering have been removed, and estimates of owner compensation expenses and corporate income taxes for the prior period, when the Company accounted for its results as a partnership, have been included. We call this measure of earnings “core earnings,” a non-GAAP financial measure. We believe this measure provides a better understanding of our underlying operating performance. For the three and twelve months ended September 30, 2003 and 2002, our core earnings and core EPS would have been:

	Three Months Ended September 30,		Twelve Months Ended September 30,
Core Earnings and Core Earnings Per Share	2003	2002	2003	2002
Income before income taxes as reported	$51,122	$22,917	$160,641	$223,426
Adjustment to reflect estimates of owner compensation expense for the period prior to the transition to a corporate structure (1)	—	—	—	(108,135)
Add back non-recurring charges (2)	—	—	—	26,143
Add back amortization of one-time initial public offering restricted stock awards	3,817	26,420	39,010	27,525

Core pretax income	$54,939	$49,337	$199,651	$168,959
Adjusted income tax expense (3)	(22,524)	(18,435)	(81,856)	(69,273)

Core net income	$32,415	$30,902	$117,795	$99,686

Core earnings per share:
Basic	$0.33	$0.31	$1.19	$1.20
Diluted	$0.33	$0.31	$1.19	$1.20
Core shares outstanding:
Basic (4)	98,400,308	98,668,023	98,645,109	82,919,285
Diluted (5)	99,015,066	99,349,794	99,382,350	83,094,315

(1)	Adjustment to reflect comparable compensation expenses for Hewitt owners through May 31, 2002 as if we had been a corporation during that time.
(2)	Adjustment to reflect non-recurring charges consisting of $18 million for the disproportionate share allocation charge and $8 million for the establishment of an owner vacation liability.
(3)	Assumes an effective tax rate of 41.0% for the three and twelve months ended Sept. 30, 2003 and 37% and 41% for the three and twelve months ended Sept. 30, 2002.
(4)	Shares are weighted for the time that they are outstanding as noted below. In fiscal 2003, the increase in share count decreased core earnings per share while core earnings increased over the prior-year quarter. Core shares outstanding assumes that the following shares of common stock are outstanding —

For the entire period:

•	70,819,520 shares of Class B common stock issued to Hewitt Holdings LLC for the benefit of our owners in connection with the transition to a corporate structure;
•	5,789,908 shares underlying the one-time, initial public offering restricted stock award less net forfeitures of 239,537.

Since the offering date, June 27, 2002:

•	11,150,000 shares of Class A common stock issued in connection with the initial public offering weighted as of June 27, 2002;
•	1,672,500 shares of Class A common stock issued in connection with the exercise of the over-allotment option for the initial public offering weighted as of July 9, 2002.

Since the acquisition date, June 5, 2002:

•	9,417,526 shares issued in connection with the June 5, 2002 acquisition of the actuarial and benefits consulting business of Bacon & Woodrow. Of the 9,417,526 shares, 941,753 shares are Class A common stock, 2,906,904 shares are Class B common stock, and 5,568,869 shares are Class C common stock.

Throughout the periods presented:

•	10,065 shares of Class A common stock issued for Director compensation.
•	35,808 shares of Class A common stock issued to fulfill the exercise of stock options.
(5)	In addition to the shares outstanding for core basic EPS, the dilutive effect of stock options calculated using the Treasury Stock Method as outlined in SFAS No. 128, Earnings Per Share, was 614,758 shares and 737,241 shares, respectively, for the three and twelve month periods ended Sept. 30, 2003.

HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

(Unaudited)

(Dollars in thousands except for share and per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
Business Segments	2003	2002	2003	2002
Outsourcing
Revenues before reimbursements (net revenues)	$339,047	$287,233	$1,247,234	$1,115,462
Segment income (1)	64,277	71,641	245,905	272,702

Consulting (2)
Revenues before reimbursements (net revenues)	$189,347	$186,104	$734,422	$600,735
Segment income (1)	33,762	27,176	136,380	161,787

Total Company
Revenues before reimbursements (net revenues)	$528,394	$473,337	$1,981,656	$1,716,197
Reimbursements	9,242	11,903	49,637	33,882

Total revenues	$537,636	$485,240	$2,031,293	$1,750,079

Segment income (1)	$98,039	$98,817	$382,285	$434,489

Charges not recorded at the Segment level:
One-time charges (3)	—	—	—	26,143
Initial public offering Restricted stock awards (4)	3,817	26,420	39,010	27,525
Unallocated shared costs (1)	38,461	44,092	165,294	140,501

Operating income (1)	$55,761	$28,305	$177,981	$240,320

(1)	Prior to May 31, 2002, owners who worked in the business were compensated through distributions of income. In connection with the Company’s transition to a corporate structure on May 31, 2002, owners who worked in the business became employees and the Company began to record compensation in compensation and related expenses in arriving at segment income.
(2)	On June 5, 2002, the Company acquired the actuarial and benefits consulting business of Bacon & Woodrow. As such, the results of Bacon & Woodrow have been included in the Company’s Consulting segment results from the acquisition date.
(3)	In connection with the Company’s transition to a corporate structure, the Company incurred $8 million of non-recurring compensation expense related to the establishment of a vacation liability for its former owners and $18 million of non-recurring compensation expense resulting from certain owners receiving more than their proportional share of total capital.
(4)	In connection with the Company’s initial public offering, the Company made a one-time restricted stock grant to associates and, as such, incurred expenses of $4 million and $39 million in the three and twelve months ended Sept. 30, 2003, respectively, and $26 million and $28 million in the three and twelve months ended Sept. 30, 2002, respectively.

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands except for share and per share amounts)

	September 30, 2003	September 30, 2002
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$227,505	$136,450
Client receivables and unbilled work in process, less allowances of $15,011 at September 30, 2003 and $16,160 at September 30, 2002	468,573	394,184
Prepaid expenses and other current assets	45,098	32,006
Due from related parties	—	3,468
Deferred income taxes, net	8,948	16,976

Total current assets	750,124	583,084

Non-Current Assets
Property and equipment, net	237,476	249,613
Goodwill, net	259,294	201,286
Intangible assets, net	202,594	169,887
Other assets, net	31,449	15,476

Total non-current assets	730,813	636,262

Total Assets	$1,480,937	$1,219,346

LIABILITIES
Current Liabilities
Accounts payable	$14,508	$23,286
Accrued expenses	243,049	180,946
Advanced billings to clients	108,173	73,965
Current portion of long-term debt	33,000	36,918
Current portion of capital lease obligations	6,602	11,572
Employee deferred compensation and accrued profit sharing	47,583	56,481

Total current liabilities	452,915	383,168

Long-Term Liabilities
Debt, less current portion	135,563	147,000
Capital lease obligations, less current portion	83,191	88,913
Other long-term liabilities	71,783	48,435
Deferred income taxes, net	47,424	19,265

Total long-term liabilities	337,961	303,613

Total Liabilities	$790,876	$686,781

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS (continued)

(Dollars in thousands except for share and per share amounts)

	September 30, 2003	September 30, 2002
	(Unaudited)
STOCKHOLDERS’ EQUITY
Stockholders’ Equity
Preferred stock, par value $0.01 per share, 10,000,000 shares authorized	$—	$—
Class A common stock, par value $0.01 per share, 750,000,000 shares authorized, 30,463,187 and 19,162,660 shares issued and outstanding as of September 30, 2003 and 2002, respectively	305	192
Class B common stock, par value $0.01 per share, 200,000,000 shares authorized, 63,420,466 and 73,726,424 shares issued and outstanding as of September 30, 2003 and 2002, respectively	634	737
Class C common stock, par value $0.01 per share, 50,000,000 shares authorized, 4,603,915 and 5,568,869 shares issued and outstanding as of September 30, 2003 and 2002, respectively	46	56
Restricted stock units, 173,998 and 319,902 units issued and outstanding as of September 30, 2003 and 2002, respectively	3,302	6,078
Additional paid-in capital	627,329	615,377
Treasury stock, at cost, 270,294 shares at September 30, 2003	(6,164)	—
Retained earnings (deficit)	71,586	(22,691)
Unearned compensation	(45,534)	(83,375)
Accumulated other comprehensive income	38,557	16,191

Total stockholders’ equity	690,061	532,565

Total Liabilities and Stockholders’ Equity	$1,480,937	$1,219,346